Exhibit 24

POWER OF ATTORNEY

We, the undersigned Directors of Aldila, Inc. do hereby name, constitute and appoint Peter R. Mathewson, Robert J. Cierzan or Scott M. Bier, our agent and attorney-in-fact for each of us and in our respective behalves as Directors of Aldila, Inc., to sign and execute Post-effective Amendments to any Registration Statement on Forms S-3 and/or S-8, and any amendments thereto, relating to the deregistration with the Securities and Exchange Commission of shares of common stock of Aldila, Inc.

Executed this January 25, 2010.

/s/ Thomas A. Brand	/s/ Bryant R. Riley
Thomas A. Brand	Bryant R. Riley

/s/ Andrew M. Leitch	/s/ Michael J. Sheldon
Andrew M. Leitch	Michael J. Sheldon